Execution Version

MANAGEMENT SERVICES AGREEMENT DATED August 29, 2024 BETWEEN BAKERSFIELD RENEWABLE FUELS, LLC (COMPANY) and ENTARA LLC (SERVICE PROVIDER)

(i)

MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”) is entered into effective as of August 29, 2024 (the “Effective Date”) between Bakersfield Renewable Fuels, LLC (hereinafter referred to as the “Company”) and Entara LLC (hereinafter referred to as the “Service Provider”), each sometimes referred to as a “Party” and collectively as the “Parties.”
WHEREAS, the Company owns and operates the 15,000 barrel per day renewable fuel production facility in Bakersfield, California as described in more detail in Section 1.1 (the “Facility”);
WHEREAS, Section 4.03(i) of the Company’s Credit Agreement (as defined below) requires that the Company enter into an operations and maintenance agreement by and between the Company and an operator reasonably satisfactory to the Administrative Agent (as defined below), in form and substance satisfactory to the Administrative Agent;
WHEREAS, the Service Provider has specialized knowledge of the sector and has been engaged by the Company to provide certain commercial, financial, technical and administrative advice to the Company and support with the operational management of the Facility as further particularized in Schedule 1 (The Services and Key Persons);
WHEREAS, the Parties wish to enter into this Agreement to set out the terms upon which the Service Provider shall provide the Services to the Company; and
WHEREAS, this Agreement shall be the operations and maintenance agreement required by Section 4.03(i) of the Credit Agreement, which has been approved by the Administrative Agent on or prior to the Effective Date.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledge, the Parties hereby agree as follows:
1.DEFINITIONS AND INTERPRETATION
1.1.Definitions
In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:
“AAA” has the meaning given in Section 37.5(c).
“AAA Rules” has the meaning given in Section 37.5(c).
“Administrative Agent” means Orion Energy Partners TP Agent, LLC, as administrative agent under the Credit Agreement.
“Affected Party” has the meaning given in Section 21.1.

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by or is under common control with such Person. As used in this definition, the terms “control,” “controlled by” or “under common control with” shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person or the power to direct the management or policies of such Person, whether by operation of Applicable Law, by contract or otherwise. For the avoidance of doubt, “Affiliate” includes a Subsidiary.
“Applicable Law” means all federal, national, regional, state or local (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any Permits, consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, or decrees of, or agreements with, any Governmental Authority.
“Agreement” has the meaning provided in the introductory paragraph hereof, and includes all Schedules attached hereto.
“Annual Manufacturing Performance Bonus” has the meaning given in Schedule 2 (The Fee).
“Annual KPIs” means the KPIs capable of being earned by the Service Provider commencing January 1, 2025.
“Approved Operating Budget Exceedances” has the meaning given in Section 8.1(a)(vi).
“Approved Operating Plan Exceedances” has the meaning given in Section 8.1(b)(ii).
“Arbitrators” has the meaning given in Section 37.5(d).
“Assets” shall mean, as of any date of determination, the Company’s right, title and interest at such time in all items of economic value owned or leased by the Company, including facilities and other equipment and other tangible personal property, and contracts, data and records, and other intangible personal property (including the Company’s Work Product).
“Award” has the meaning given in Section 37.5(d).
“Break Up Fee” means (i) with respect to a termination of this Agreement for convenience effective prior to the expiry of the Initial Term, eight million dollars ($8,000,000) and (ii) with respect to a termination of this Agreement for convenience effective during the Renewal Term but prior to the expiry of the Renewal Term, four million dollars ($4,000,000).

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for general banking business in New York, New York.
“Calendar Year” means the calendar year beginning January 1 and ending on December 31 and, in the case of the initial Calendar Year, the period beginning on the Effective Date and ending on the following December 31.
“Company” has the meaning set forth in the Preamble to this Agreement.
“Company Indemnified Parties” means (i) the Company and its limited or general partners, members, joint venturers and each of its and their respective Affiliates; (ii) the contractors, subcontractors, and suppliers (other than the Service Provider Indemnified Parties) of the Company; and (iii) the respective directors, officers, shareholders, employees, representatives, and invitees of each entity or Person specified in clauses (i) and (ii) above.
“Consumer Price Index” or “CPI” means the statistical amount quoted from time to time by the United States Bureau of Labor Statistics (“BLS”) as the “Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average, All Items” for the relevant period. For purposes of this Agreement, the CPI for any particular period, or the rate of increase/decrease in the CPI with respect to such period, shall be ascertained (in no particular order of priority) by reference to (i) the CPI as quoted in the “Money Rates” section of the Wall Street Journal (or in such other section of the Wall Street Journal in which the CPI is published from time to time), (ii) the CPI as quoted on the BLS website at “www.bls.gov/news.release/cpi.toc.htm” (or at such other website used by the BLS from time to time to publish the CPI), or (iii) the CPI as released from time to time by the BLS and quoted or published in any widely accepted commercially available publication or electronic source.
“Cost-Based Services” has the meaning given in Section 13.1.
“Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, by and among BKRF OCB, LLC, BKRF OCP, LLC and the Administrative Agent (as amended, amended and restated, modified and supplemented from time to time).
“Dispute” has the meaning given in Section 37.1.
“Dispute Notice” has the meaning given in Section 37.5(a).
“Dispute Resolution Agreement” has the meaning given in Section 37.1.
“Effective Date” has the meaning set forth in the Preamble to this Agreement.
“Emergency” means any circumstance or condition affecting the Facility that poses an imminent danger of serious personal injury or material damage to property or the environment.

“Escalation to Mediation Date” has the meaning given in Section 37.5(b).
“FAA” has the meaning given in Section 37.4.
“Facility” means the Company’s 15,000 barrel per day renewable fuel production facility in Bakersfield, California, together with all associated systems and facilities and other associated equipment, systems and structures, including: (i) all plant auxiliary and support facilities; (ii) all real property, fixtures, and other associated property, both real and personal, and (iii) all additions, replacements, appurtenances, spare parts and other structures and equipment, owned or leased by, or under the control of, the Company, located or to be located at the Facility site.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for the purposes of this Agreement.
“Fee” means the fee payable to the Service Provider for the Services, comprising the Management Fee and the Manufacturing Performance Bonus.
“Force Majeure Event” means an event which (i) is not within the reasonable control of the Party claiming force majeure (the “Claiming Party”) or any Person over which the Claiming Party has control, (ii) was not caused by the acts, omissions, negligence, fault or delays of the Claiming Party or any Person over whom the Claiming Party has control, and (iii) by the prompt exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure Events may include, to the extent the conditions set forth in the preceding sentence are satisfied, any of the following: acts of God; acts of public enemy, war, hostilities, invasion, insurrection, riot, or civil disturbance; binding orders of any Governmental Authority with jurisdiction over the applicable Party, the Facility or the Services; epidemic or pandemic, volcanoes, earthquakes, tidal waves, tsunamis and similar geologic events and the effects thereof; catastrophic hurricanes, flooding, ice and snow, windstorms and drought; explosion or fire; strikes or lockouts or other industrial action (excluding those of the Claiming Party unless such action is part of a wider industrial dispute materially affecting other employers); and malicious acts, terrorism, vandalism or sabotage.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority or entitled to any administrative, executive, judicial, legislative, regulatory or taxing authority or power; any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law); and any court, arbitrator or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“HSSE” means health, safety, security and environmental.
“Indemnified Person” has the meaning given in Section 19.3.
“Initial Approved Operating Budget” means the document entitled as such having been approved by the Administrative Agent pursuant to the Credit Agreement.
“Initial Term” has the meaning given in Section 2.1.
“Key Performance Indicators” or “KPIs” means the indicators and measures of the Service Provider’s performance more particularly described in Schedule 3 (Key Performance Indicators) and includes the Near Term KPIs and the Annual KPIs.
“Key Person” means the positions identified in Schedule 1 (The Services and Key Persons), or as otherwise agreed under Section 5 (Staff and Key Personnel).
“Long-Range Plan” has the meaning given in Section 8.1(c).
“Losses” has the meaning given in Section 19.1.
“Management Fee” has the meaning given in Schedule 2 (The Fee).
“Manufacturing Performance Bonus” has the meaning given in Schedule 2 (The Fee).
“Month” shall mean a calendar month starting at hour 0000 PT on the first day of such Month and ending at 2400 PT on the last day of such Month; “month” means any period of thirty (30) consecutive days.
“Monthly” means an event occurring, or an action taken, once every Month.
“Mutual NDA” has the meaning given in Section 18.1.
“Near Term KPIs” means the KPIs capable of being earned by the Service Provider from November 16, 2024 through December 31, 2024.
“Near Term Manufacturing Performance Bonus” has the meaning given in Schedule 2 (The Fee).
“Noticing Party” has the meaning given in Section 37.5(a).
“NYFRB” means the New York Federal Reserve Bank.

“O&M Manuals” means (i) the operating manuals, operating data, design drawings, specifications, vendor manuals and similar materials applicable to the Facility, and (ii) any other similar items provided by any equipment supplier or construction contractor pursuant to any contract for the supply of equipment or the construction, repair or replacement of any portion of the Facility during the Term.
“Ongoing KPI Failure” means, in relation to the Key Performance Indicators, any three (3) consecutive Quarters or any five (5) Quarters in either the Initial Term or the Renewal Term, in which the Service Provider fails to meet the 33% target with respect to Key Performance Indicators whose weighted average equals a sum of fifty percent (50%) or more, commencing with the first Quarter of Calendar Year 2025.
“Operating Budget” means the operating budget that is to be delivered to and approved by the Administrative Agent pursuant to the Credit Agreement.
“Operating Costs” means the documented out-of-pocket costs and expenses actually, properly and reasonably incurred by Company (including the Fee paid to the Service Provider) in the ordinary course of business solely for the administration, operation and maintenance of the Facility, excluding any and all general and administrative costs and other general corporate costs and burdens of the Company.
“Operating Plan” means the proposed one (1) Calendar Year operating plan for the Facility (including major maintenance and capital repairs, and recommended improvements and additions) prepared by the Service Provider and submitted to the Company pursuant to Section 8.1.
“Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.
“Permits” means all of the permits, consents, approvals, orders, rulings, concessions, registrations, franchises, tariffs, rates, certificates, licenses, waivers and other authorizations, certifications, exemptions, variances, judgments, decrees, registrations or filings by or with any Governmental Authority with respect to the Services or the ownership, construction, administration, operation or maintenance of the Facility.
“Person” means an individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, joint venture, trust, estate, association or other legal entity.
“Post-Termination Transition Period” has the meaning given in Section 17.4.
“Price Adjustments” has the meaning given to that term in Schedule 2 (The Fee).
“Prime Rate” means, as of such date of determination, the Federal Funds Effective Rate in effect plus ½ of one percent (0.5%).
“Product” means feedstock, renewable diesel and naphtha.

“Professional Services Agreement” means that certain Professional Services Agreement between the Company and the Service Provider (as successor-in-interest to ESG Energy Partners, LLC dba Crossbridge Energy Partners), dated as of May 22, 2023, as amended by that certain Letter Agreement related to the Professional Services Agreement, dated as of June 30, 2023, by and between the Company and the Service Provider, and further amended by that certain Letter Agreement related to the Professional Services Agreement, dated as of August 19, 2023, by and between the Company and the Service Provider.
“Proposed Operating Budget” has the meaning given in Section 8.1(a)(i).
“Proposed Operating Plan” has the meaning given in Section 8.1(b)(i).
“Prudent Operating Practices” means any practices, methods, standards and acts engaged in or approved by a significant portion of the renewable fuels production industry in the United States that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, economy, reliability, safety, Applicable Law and expedition. Prudent Operating Practices are not intended to be limited to the optimum practices, methods and acts to the exclusion of all others, but rather to be reasonable practices, methods and acts generally accepted in the United States, having due regard for, among other things, manufacturer’s warranties, and Applicable Law; provided, however, that Prudent Operating Practices shall in no event be less than those practices that would normally be applied by a prudent, experienced operator in the business of operating and maintaining renewable fuel production facilities in the United States similar to the Facility.
“Qualified Key Person” means a Person that is qualified and capable of fulfilling the responsibilities of the respective Key Person position and the requirements of this Agreement.
“Quarter” means any or all of the following periods in each Calendar Year: January 1st through March 31st; April 1st through June 30th; July 1st through September 30th; and October 1st through December 31st.
“Quarterly” means an event occurring, or an action taken, once every Quarter.
“Quarterly Business Report” means the Quarterly report prepared by the Service Provider and submitted to the Company in accordance with Section 14.2.
“Refinery Manager” means that full time employee of the Company appointed as the Refinery Manager from time to time by the Company, in its sole discretion.
“Renewal Term” has the meaning given in Section 2.1.

“Responsibility Matrix” means the matrix appended in Schedule 4, allocating authority for designated actions to each of Service Provider, the Refinery Manager and the Company.
“Senior Officers” has the meaning given in Section 37.5(b).
“Service Provider” has the meaning set forth in the Preamble to this Agreement.
“Service Provider Indemnified Parties” means (i) the Service Provider and its limited or general partners, members, joint venturers and each of their respective Affiliates; (ii) the contractors, subcontractors (including Subcontractors under this Agreement), and suppliers (other than the Company Indemnified Parties) of the Service Provider; and (iii) the respective directors, officers, shareholders, employees, representatives, and invitees of each entity or Person specified in clauses (i) and (ii) above.
“Service Provider’s Intellectual Property” has the meaning given in Section 23.4.
“Service Provider’s Representative” has the meaning given in Section 4.1.
“Services” means the services set out in Schedule 1 (The Services and Key Persons) together with such other services as may be agreed between the Parties from time to time in writing.
“Standard of Performance” means performance of each specific underlying task forming part of the Services (i) consistent with the professional skill and care ordinarily provided by service providers in the same discipline practicing in the same or similar locality under the same or similar circumstances and (ii) in accordance with (a) the terms and conditions of this Agreement, (b) the Operating Plan, (c) the Operating Budget, (d) Prudent Operating Practices, (e) all Applicable Law and (f) the relevant insurance policies (after and to the extent copies of such policies are made available by the Company).
“Subcontractor Intellectual Property” has the meaning given in Section 23.4.
“Subcontractors” means any Person named in this Agreement as a subcontractor, or any Person engaged as a subcontractor by the Service Provider, to perform a part of the Services, and includes the legal successors in title to each of such Persons.
“Subsidiary” means any Person (referred to as the “first person”) in respect of which another Person (referred to as the “second person”):
(a) has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i) cast, or control the casting of, more than fifty percent (50%) of the maximum number of votes that might be cast at a general meeting of the first person;
(ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the first person; or give directions with respect to the operating and financial policies of the first person with which the directors or other equivalent officers of the first person are obliged to comply; or
(b) holds beneficially more than fifty percent (50%) of the issued share capital of the first person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
“Term” means the Initial Term and the Renewal Term.
“Tone Letter” has the meaning given in Section 8.1(a)(i).
“Work Product” means any written materials, plans, drawings specifications, calculations, computer files or other tangible manifestations developed by Service Provider (including any of its Affiliates or Subcontractors) concerning the Facility that are part of the scope of Services hereunder.
1.2.Interpretation
In this Agreement:
1.2.1.words denoting the singular shall include the plural and vice versa;
1.2.2.denoting any gender shall include all genders;
1.2.3.words denoting Persons shall include bodies corporate, and vice versa; and
1.2.4.references to any document shall include all amendments, modifications and supplements thereto.
1.2.5.the headings and contents page in this Agreement have been inserted for convenience only and shall not affect its construction.
1.2.6.unless otherwise stated, references to the Preamble, Recitals, Sections, Annexes and Parts of a Schedule or Exhibits are to recitals, sections, annexes and parts of the relevant schedule or exhibit to this Agreement.
1.2.7.references in this Agreement to any law, including any statute, statutory provision, regulation, ruling shall include any such which, whether before, on or after the date of this Agreement:

1.2.7.1.amends, extends, consolidates, replaces or re-enacts the same; or
1.2.7.2.has been amended, extended, consolidated, replaced or re-enacted by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.
1.2.8.general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
1.2.9.the terms “include” and “including” shall not limit the words preceding them.
2.TERM
2.1.Subject to the earlier termination of this Agreement in accordance with Section 17 (Termination), this Agreement shall commence on the Effective Date and be in full force and effect for a term of three (3) years from the Effective Date (the “Initial Term”) and shall be automatically extended for one (1) period of three (3) years (the “Renewal Term”) unless this Agreement is terminated pursuant to Section 2.2 or Section 17 (Termination).
2.2.Not later than sixty (60) days prior to the expiry of the Initial Term or the Renewal Term (as applicable), either Party may serve a notice of termination. If either Party serves a notice under this Section 2.2, then such notice of termination shall take effect on the expiry of the Initial Term or Renewal Term (as applicable). If the Company serves a notice of termination prior to the conclusion of the Initial Term or the Renewal Term, as the case may be, pursuant to Section 17.5(a) then the Service Provider shall be entitled to the Break Up Fee. The Parties acknowledge and agree that: (a) the Parties have negotiated the Break Up Fee in good faith; (b) the Break Up Fee represents a fair and reasonable estimate by the Parties of such damages; (c) such amounts are in the nature of liquidated damages and not a penalty; and (d) the Break Up Fee shall be the exclusive remedy of the Service Provider, and the exclusive liability of the Company, for Company’s termination of this Agreement pursuant to this Section 2.2 or Section 17.5(a). Notwithstanding the foregoing, the Company acknowledges that in addition to the Break Up Fee, the Service Provider is entitled to any earned but unpaid Management Fee and Manufacturing Performance Bonus for Services performed prior to the date of termination, pro-rated to the date of termination in accordance with Section 17.5(a).
3.RESPONSIBILITY MATRIX
3.1.The Service Provider shall be authorized to take any actions specifically allocated to the Service Provider in accordance with the authorizations set forth in the Responsibility Matrix.

4.REPRESENTATIVES
4.1.The Service Provider shall appoint a representative who shall have all authority necessary to act on the Service Provider’s behalf under this Agreement (“Service Provider’s Representative”). The Service Provider’s Representative is a Key Person.
4.2.Unless the Service Provider’s Representative is named in this Agreement, the Service Provider shall, prior to the Effective Date, submit to the Company for approval the name and particulars of the Person the Service Provider proposes to appoint as the Service Provider’s Representative. If the Service Provider’s Representative is rejected or approval is otherwise withheld, the Service Provider shall submit the name and particulars of other suitable Persons for such appointment in accordance with Section 5.3.
4.3.Unless the Company’s Representative is named in this Agreement, the Company shall, prior to the Effective Date, submit to the Service Provider the name and particulars of the Person the Company is appointing as the Company’s Representative. The Company’s Representative shall have all authority necessary to act on the Company’s behalf under this Agreement. Notification of a change in Company Representative shall be provided in advance, in writing, to Service Provider.
4.4.In this Agreement, the words “approval”, “consent”, “instruction” and “direction” (and words of similar effect) mean, and are to be construed as requiring, written approval, written consent, written instruction, and written direction, in each case by the Company Representative.
4.5.The Company’s Representative may delegate any powers, functions and authority to any competent Person and may at any time revoke the delegation. Any delegation or revocation shall not take effect until the Service Provider’s Representative has received prior notice signed by the Company’s Representative specifically referencing this Section 4.5, naming the Person and specifying the powers, functions and authority being delegated or revoked.
5.STAFF AND PERSONNEL
5.1.The Service Provider will ensure that any of its personnel involved in the performance of the Services will have the requisite skill and experience in order to ensure compliance by them with respect to its obligations under this Agreement.
5.2.The Service Provider shall have full supervision and control over the Service Provider’s employees and any Subcontractors. The Company will not engage the Service Provider’s employees in a way that bypasses or interferes with the Service Provider’s leadership control of the Service Provider’s employees. The Service Provider shall provide and make available as necessary, in accordance with the requirements of this Agreement, all such personnel as are required to perform the Services hereunder in accordance with the terms hereof, including any minimum staffing requirements set forth in Schedule 1 (The Services and Key Persons), and in accordance with the Service Provider’s Standard of

Performance. Such personnel shall be qualified and experienced in the duties to which they are assigned and possess all necessary licenses and certifications to perform the Services for which they are responsible.
5.3.Except where a Key Person (i) has been terminated by Service Provider, (ii) has retired, (iii) has resigned (and not taken employment with any of the Affiliates of Service Provider), or (iv) is otherwise unavailable due to death, disability or serious illness, the Service Provider shall maintain the engagement of each Key Person in the performance of the Services hereunder. If a Key Person shall no longer be employed by the Service Provider, the Service Provider shall replace such Key Person with a Qualified Key Person. If such Key Person is not replaced with a Qualified Key Person within one (1) month of such Key Person no longer being employed by the Service Provider, Company shall not be responsible for paying for the value assigned to the Services such Key Person was responsible for until the Key Person has been replaced. If such Key Person is not replaced within four (4) months, the Company can remove the Service(s) such Key Person was responsible for providing.
6.THE SERVICES
6.1.The Service Provider shall provide the Services and any other services agreed by the Parties from time to time.
6.2.The Services pursuant to this Agreement shall be performed by the Service Provider in accordance with the Standard of Performance.
6.3.Without limiting the generality of Section 6.2, the Service Provider shall be responsible for and shall perform the Services set forth in Schedule 1 (The Services and Key Persons). If Service Provider fails to provide any Services or to operate and maintain the Facility in accordance with the Standard of Performance, then upon Company’s request it shall re-perform or cause to be re-performed the Services or the required work to conform to the Standard of Performance at Service Provider’s own expense.
6.4.If any of the rules or standards of services derived from the items listed in the Standard of Performance shall be inconsistent, the more stringent shall apply.
7.DELEGATION AND SUBCONTRACTING
7.1.The Parties agree that:
7.1.1.The Refinery Manager is responsible for the day-to-day operation of the Facility. The Company shall cause the Refinery Manager to keep the Service Provider (i.e., the VP Renewable Fuels) reasonably informed as to the overall day-to-day operation of the Facility so that the Service Provider may appropriately perform the Services as provided for in this Agreement. The Refinery Manager will operate within the Responsibility Matrix approval levels.

7.1.2.The Service Provider shall be entitled to make decisions incidental to the provision of the Services so long as such decisions comply with the Responsibility Matrix and the applicable Operating Budget.
7.2.The Service Provider may, subject to this Section 7.2, engage Subcontractors from time to time to perform a portion (but not all) of the Services, provided that the Service Provider shall not subcontract any material portion of the Services without the prior written approval of the Company, such approval not to be unreasonably withheld, conditioned, or delayed. Subcontractors expressly named in Schedule 1 (The Services and Key Persons) are hereby approved. In all cases, Service Provider will remain fully responsible to Company for the performance of all Services hereunder, and for any and all acts and omissions by all such members of Service Provider’s work force in connection with the performance, nonperformance or improper performance of the Services. The Service Provider shall not be relieved of any of its obligations or liabilities under this Agreement by reason of any of the Services being performed by a Subcontractor, Affiliate or other member of Service Provider’s work force who is not a Service Provider employee. The Service Provider shall retain sole authority, control and responsibility with respect to its employment and hiring policies in connection with the performance of its obligations hereunder. With respect to all Persons employed by Service Provider in the performance of the Services who are permanently assigned to the Facility and all corporate support personnel, matters relating to employment of such individuals, including working hours and compensation, shall be determined solely by Service Provider. The Service Provider shall comply with all applicable labor and employment Applicable Law. Any subcontracts with Subcontractors shall be consistent with the terms or provisions of this Agreement. No Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall (i) create any contractual relationship between any Subcontractor and the Company or (ii) obligate the Company to pay or cause the payment of any amounts to any Subcontractor.
7.3.The Company shall have the right, at no additional cost, to review and inspect, at all times the progress of the Services.  Any failure on the part of the Company to inspect or review any of the Services, or to discover or reject Services not performed in accordance with this Agreement, shall not be construed as acceptance by Company of such Services.
8.PLANS AND BUDGETS
8.1.The Company shall prepare the Operating Plan and Operating Budget with the Service Provider’s support to provide the relevant information concerning the Facility in a format and presentation reasonably acceptable to the Company.
8.1.1.Operating Budget.
8.1.1.1.By August 1 of each Calendar Year, Service Provider shall prepare and deliver to the Company a tone letter (the “Tone Letter”), which will include guidance for non-energy cash costs of operating the Facility and shall deliver the Tone Letter to the Company. The Tone Letter shall also include a five (5) year forecast targets for expenditure of cash at the Facility, split between Operating Costs, capital costs and overhead expense.
8.1.1.2.By September 1 of each Calendar Year, the Company shall prepare a proposed operating budget for the following Calendar Year (the “Proposed Operating Budget”) which shall include: (a) routine operational services; (b) routine repairs and maintenance for each part of the Facility; (c) information regarding the inventory and proposed procurement of equipment and other spare parts and tools and, in the case of major equipment, the residual life thereof; (d) routine operational information, general operating data and other Facility data; (e) operating schedule, including any scheduled outages; (f) consumables; and (g) staffing plans and details regarding the number of part-time, outside service providers and temporary staff and consultants, and any other line items required by the Credit Agreement.
8.1.1.3.By September 15 of each Calendar Year, the Service Provider shall perform a challenge session on the Proposed Operating Budget reviewing the items that should be omitted to meet the targets included in the Tone Letter, and by September 30 of each Calendar Year, the Service Provider shall prepare and deliver to the Company comments or recommendations related to the Proposed Operating Budget.
8.1.1.4.By October 31 of each Calendar Year, the Company shall review and update the Proposed Operating Budget and submit the updated version of the Proposed Operating Budget to the Administrative Agent for approval.
8.1.1.5.The Company will use commercially reasonable best efforts facilitate the approval of the Proposed Operating Budget by the Administrative Agent as soon as reasonably practicable, and the Proposed Operating Budget as approved by the Administrative Agent shall be the “Operating Budget” for the following Calendar Year. In the event that the Proposed Operating Budget is not approved by the Administrative Agent, the Operating Budget for the immediately preceding Calendar Year shall apply (unless otherwise agreed by the Administrative Agent).
8.1.1.6.During the course of a Calendar Year, on a Quarterly basis, the Service Provider may update the market assumptions related to the Operating Budget and request an updated Operating Budget from the Company. Upon receipt of such request, the Company shall use commercially reasonably best efforts to facilitate the approval of any proposed modification to the Operating Budget by the Administrative Agent as soon as reasonably practicable (any such modifications as approved, the “Approved Operating Budget Exceedances”). Such Approved Operating Budget Exceedances shall become effective for purposes of this Agreement from the date of the Administrative Agent’s approval and shall be applied to the first Month to which such Approved Operating Budget Exceedances relate following such approval. For the purposes of clarity, any such Approved Operating Budget Exceedances shall not include unplanned downtime or material expediting, but such Approved Operating Budget Exceedances shall include, for example, escalation of chemical supply costs, updated union agreements, etc. Notwithstanding the preceding, in the event that the proposed modifications to the Operating Budget are not approved by the Administrative Agent, the then current Operating Budget shall continue to be in effect without modification, and there shall be no Approved Operating Budget Exceedances.
8.1.1.7.For purposes of this Agreement, the Initial Approved Operating Budget shall be the Operating Budget for the first partial Calendar Year during which the Effective Date takes place and the subsequent full Calendar Year of the Term.
8.1.2.Operating Plan.
8.1.2.1.By September 1 of each Calendar Year, the Company shall prepare and, in conjunction with the Proposed Operating Budget, deliver the proposed operating plan for the following Calendar Year (the “Proposed Operating Plan”), which will be utilized to build the underlying model assumptions from which the applicable Proposed Operating Budget is based.
8.1.2.2.The provisions of Section 8.1(a)(ii), (iii) and (iv) shall be applicable to Service Provider’s and the Company’s review and approval of the Operating Plan, mutatis mutandis.
8.1.2.3.During the course of a Calendar Year, on a Quarterly basis, the Service Provider may update the market assumptions related to the Operating Plan and request an updated Operating Plan from the Company. Upon receipt of such request, the Company shall use commercially reasonably best efforts to facilitate the approval of any modifications to the Operating Plan by the Administrative Agent as soon as reasonably practicable (such modifications as approved, the “Approved Operating Plan Exceedances”). Such Approved Operating Plan Exceedances shall become effective for purposes of this Agreement from the date of the Administrative Agent’s approval and shall be applied to the first Month to which such Approved Operating Plan Exceedances relate following such approval. For the purposes of clarity, any such Approved Operating Plan Exceedances shall not include unplanned downtime or material expediting, but such Approved Operating Plan Exceedances shall include, for example, reduction of production due to market conditions, feedstock modifications, etc. Notwithstanding the preceding, in the event that the proposed modifications to the Operating Plan are not approved by the Administrative Agent, the then current Operating Plan shall continue to be in effect without modification, and there shall be no Approved Operating Plan Exceedances.
8.1.3.Long-Range Plan.
8.1.3.1.In conjunction with the preparation of the Operating Plan and Operating Budget, the Company shall develop a plan that sets forth the necessity for and cost of capital improvements to the Facility and Operating Costs over the succeeding five (5) Calendar Year period (the “Long-Range Plan”).
8.1.3.2.The Long-Range Plan shall be updated annually at the time of submission of the Proposed Operating Budget and Proposed Operating Plan under Section 8.1(a) and Section 8.1(b) to account for the addition or subtraction of projects, as applicable.
8.1.3.3.Notwithstanding Section 8.1(c)(ii), the Long-Range Plan shall also be updated by the Company monthly during the Term to account for guidance provided by the Service Provider in conjunction with the Operating Budget and Operating Plan processes.
9.PAYMENT FOR PROVISION OF SERVICES
9.1.In consideration for the provision of any of the Services, the Company shall pay to the Service Provider the Fee, which is an amount determined in accordance with Schedule 2 (The Fee). The Fee shall be subject to the Price Adjustments in accordance with Schedule 2 (The Fee).
9.2.The Management Fee shall be payable in advance on the first day of each Month of a Calendar Year. The Service Provider shall, unless agreed otherwise, invoice the Company no later than seven (7) days prior to the due date setting out amounts it considers are payable on the due date.
9.3.The Manufacturing Performance Bonus shall be payable every six (6) months during the Term in accordance with Schedule 2 (The Fee). For the avoidance of doubt, the Company shall be entitled to dispute the Service Provider’s calculation of KPIs and any corresponding entitlement to the Manufacturing Performance Bonus pursuant to Section 37 (Dispute Resolution).
9.4.Without prejudice to any other right or remedy that it may have, if the Company fails to pay the Service Provider any sum due under this Agreement on the due date:

9.4.1.the Company shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest under this Section 9.4(a) will accrue at the Prime Rate, calculated on the basis of the amount of the invoice payable from the day following the due date until the payment thereof; and
9.4.2.the Service Provider may, if such default continues for twenty-one (21) days, suspend all or part of the Services until payment has been made in full.
9.5.If the Company reasonably disputes any portion of any invoice submitted by the Service Provider pursuant to this Section 9 (Payment for Provision of Services), the Company shall pay the undisputed portion within the time provided in Sections 9.2 or 9.3 (as applicable) and concurrently advise the Service Provider in writing of the particulars of such Dispute. In the event that any portion of such disputed amount is:
9.5.1.agreed by the Parties to be due and payable to the Service Provider following good faith negotiations between the Parties; or
9.5.2.determined to be due and payable to the Service Provider pursuant to any proceedings under Section 37 (Dispute Resolution), the Company shall pay the Service Provider the amount determined pursuant to paragraphs (a) or (b) above plus interest on such amount at the Prime Rate from the date that such disputed amounts were due until paid in full.
9.6.Unless expressly agreed between the Parties in writing, all invoices and other payments due to the Service Provider pursuant to this Agreement shall be denominated in USD and payable to a bank account nominated in writing by the Service Provider from time to time.
10.KEY PERFORMANCE INDICATORS
10.1.The Key Performance Indicators are reflected in Schedule 3 (Key Performance Indicators).
10.2.The Service Provider’s performance under this Agreement shall be monitored by the Company and entitlement to Manufacturing Performance Bonus shall be determined in accordance with the Key Performance Indicators and Schedule 3 (Key Performance Indicators) on the basis set out in Schedule 3 (Key Performance Indicators). The Parties shall review the Annual KPIs on an annual basis and, if changes are required to Annual KPIs on an intra-Calendar Year basis, including as a consequence of a change in Applicable Law or a Force Majeure Event, the Parties shall negotiate in good faith to agree on any changes that may be required. Notwithstanding the foregoing, the Parties shall review the Annual KPIs based on operational performance in November 2024 and shall determine the Annual KPIs that will apply to the 2025 Calendar Year. If the Parties, after negotiating in good faith to agree on any changes that may be required pursuant to this Section 10.2, cannot reach agreement, the matter will be escalated to a neutral mediator in accordance with the procedures set forth in Section 37.5.
10.3.During the Term, the Service Provider shall be eligible to earn the Manufacturing Performance Bonus as determined by the Facility’s achievement of the KPIs during the applicable Quarter based on actual performance to the Key Performance Indicators. The Service Provider will submit its calculation of the Manufacturing Performance Bonus to the Company for approval, together with reasonable supporting documentation, on the timing set out in Schedule 3 (Key Performance Indicators). The undisputed portion of the Manufacturing Performance Bonus shall be accrued and become payable every six (6) months with the first payment in the Calendar Year to be paid no later than thirty (30) days after the applicable six (6) month period. To the extent the Company in good faith disputes the Service Provider’s calculation of the KPIs in accordance with Section 9.3, the related portion of the Manufacturing Performance Bonus shall become payable, to the extent applicable, within thirty (30) days of final resolution of the disputed KPI(s) in accordance with the terms and conditions of Section 37.
11.TAX
11.1.The amount of any Fee that may be payable hereunder shall be deemed to be inclusive of all taxes; provided, however, that if there is any change in Applicable Law related to taxes that adversely affects Service Provider’s liability for taxes in performance of the Services, the Parties shall negotiate in good faith to agree on an appropriate adjustment to the Fee in respect of such tax liability.
12.QUALIFICATION TO SERVICE PROVIDER’S OBLIGATIONS
12.1.The Service Provider shall not be deemed to be in breach of this Agreement, and in no event shall the payment obligations of the Company to the Service Provider be excused, if the cause of any such alleged breach is the result of:
12.1.1.any action (or inaction) of Service Provider that is expressly required (or permitted) by the terms of this Agreement;
12.1.2.any action (or inaction) of Service Provider in compliance with any instruction or direction given by the Company that conflicts with this Agreement; provided that the Service Provider shall promptly notify the Company (and in any event within fifteen (15) days) of such conflict after receipt of such instruction or direction;
12.1.3.the Company’s failure to comply with its obligations under this Agreement that has an adverse effect on Service Provider’s ability to perform the Services, which failure contributes to the cause of the alleged breach;
12.1.4.an unaffiliated counterparty’s failure to comply with its obligations under any other contract between such unaffiliated counterparty and Company relating to the Facility, which failure contributes to the cause of the alleged breach; or

12.1.5.the Company’s loss of, or detrimental modification to, an environmental or operating Permit.
13.RECORDS AND AUDIT
13.1.The Service Provider shall maintain complete and accurate records of all Services, including any of the cost-based (i.e., amounts chargeable to the Company other than the Management Fee or the Manufacturing Performance Bonus) matters relating to the Services (the “Cost-Based Services”). The Company shall have the right to audit, or to delegate a representative to audit, at the Company’s expense, the books and records of the Service Provider with respect to the Services under this Agreement and, with respect to the Cost-Based Services only, any costs or expenses that are to be paid or reimbursed by Company under this Agreement related to the Cost-Based Services. The Service Provider shall provide, and shall require its Affiliates and Subcontractors to provide, Company with access to, all such books and records upon reasonable notice from Company in Service Provider or Service Provider’s Affiliate’s offices, unless otherwise mutually agreed. The Company shall reimburse Service Provider for any out-of-pocket costs (without markup) incurred by Service Provider and its Affiliates in complying with this obligation. The Service Provider shall maintain such records for a period of not less than five (5) years from the end of the Term or earlier termination of this Agreement, or such longer period of time as may be required by Applicable Law. If any payment made by Company to Service Provider related to the Services shall be determined to have been erroneously paid, Service Provider shall promptly (and in any event within ten (10) Business Days) refund the amount of any such erroneous payment to Company. No audit rights conferred by this Agreement shall entitle the Company to review any fixed price portion of this Agreement or the build-up of the Management Fee or the Manufacturing Performance Bonus.
14.REPORTING
14.1.Throughout the Term, the Service Provider shall prepare and submit to the Company the Quarterly Business Report in accordance with this Section 14 (Reporting).
14.2.The Service Provider shall submit the Quarterly Business Report within thirty (30) days following the end of each Quarter to the Company which shall include the information set out in Schedule 7 (Reporting Requirements).
14.3.Upon receipt of a Quarterly Business Report in accordance with this Section 14 (Reporting), either Party may request a meeting to discuss any concerns arising from the reports and (if necessary) agree on any changes to the Operating Plan in accordance with the procedure set out in Section 8 (Plans and Budgets).
15.INDEPENDENT CONTRACTOR
15.1.The Service Provider is an independent contractor, and neither the Service Provider nor anyone employed or retained by the Service Provider shall be deemed for any purpose to be the employee, agent, servant, or representative of the Company in the performance of the Services hereunder. Company shall have no direction or control of the Service Provider or the Service Provider’s employees and agents, except as to the desired results to be obtained with respect to the Services.
15.2.The Parties agree that there shall be no employer/employee relationship between the Company and the Service Provider and/or the Service Provider’s employees. For the avoidance of doubt, the Service Provider shall be responsible for immigration, visa requirements, employment, emigration and any other related matters relating to any personnel performing Services.
16.COMPANY’S OBLIGATIONS
16.1.The Company shall provide reasonable assistance and co-operation to the Service Provider at the reasonable request of the Service Provider in order to enable the Service Provider to perform the Services. The Company shall have exclusive control and decision-making authority and responsibility with respect to the Facility in accordance with Schedule 4 (Responsibility Matrix).
16.2.The Company shall reasonably promptly furnish, or cause to be furnished, to the Service Provider such information and documentation, as are (1) in the Company’s possession and control and (2) reasonably required by the Service Provider in order to enable the Service Provider to perform the Services.
16.3.The Company shall grant or procure that the Service Provider is granted reasonable access to the Facility from the Effective Date until (i) the expiry of the Term pursuant to Section 2 (Term) or (ii) earlier termination of this Agreement pursuant to Section 17 (Termination). The Service Provider acknowledges that such access rights will not be exclusive to the Service Provider and that the Company and its representatives shall at all times have access to the Facility.
17.TERMINATION
17.1.This Agreement shall continue for the duration of the Term, unless terminated earlier in accordance with this Section 17 (Termination).
17.2.This Agreement may be terminated by the Company on written notice:
1.1.1.immediately on written notice from the Company, following any investigation by an independent, impartial third party determining Service Provider to have materially breached the Standard of Performance and Prudent Operating Practices in connection with any event that has or would be reasonably likely to have a material adverse effect to life, property, environment or the Facility;
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1.1.2.immediately where the Service Provider commits a material breach of any of the terms of this Agreement and such material breach is not cured within thirty (30) days of Company’s written notification of the material breach;
1.1.3.immediately on written notice from the Company where the Service Provider suffers an Ongoing KPI Failure; or
1.1.4.immediately upon:
1.1.4.1.the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Service Provider or its assets;
1.1.4.2.the commencement of legal proceedings, corporate action or other procedure taken to suspend payments, effect a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Service Provider; or
1.1.4.3.the Service Provider ceasing to carry on business or being or becoming insolvent or unable to pay its debts.
1.1.5.In the event of a termination pursuant to this Section 17.2, the Service Provider shall cease performance of the Services and the Service Provider shall only be entitled to payment of any earned but unpaid Management Fee for Services satisfactorily performed prior to the date of termination and, to the extent applicable, the Manufacturing Performance Bonus for Services satisfactorily performed prior to the date of termination, in each case, pro-rated to the date of termination.
17.3.This Agreement may be terminated by the Service Provider on written notice:
17.3.1.if the Service Provider does not receive payment of undisputed amounts due within thirty (30) days after the expiry of the time stated in Section 9 (Payment For Provision of Services) within which payment is to be made and the payment default continues unremedied for a further (30) days following the Service Provider’s written notice to the Company demanding payment;
17.3.2.immediately on written notice where the Company commits a material breach of any of the terms of this Agreement and such breach is not rectified within thirty (30) days of receipt of written notification of the breach (such written notification to be sent by the Service Provider to the Company); or
17.3.3.immediately upon:
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17.3.3.1.the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Company or its Assets;
17.3.3.2.the commencement of legal proceedings, corporate action or other procedure taken to suspend payments, effect a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company; or
17.3.3.3.the Company ceasing to carry on business or being or becoming insolvent or unable to pay its debts.
17.3.4.In the event of a termination pursuant to this Section 17.3, the Service Provider shall cease performance of the Services and shall only be entitled to payment of any earned but unpaid Management Fee for Services satisfactorily performed prior to the date of termination.
17.4.The Company may submit a request to the Service Provider to continue performing the Services, or any portion thereof, as directed by the Company, for a period of up to ninety (90) days following termination to provide for a transition period (the “Post-Termination Transition Period”). The Company shall pay the Break Up Fee to the Service Provider, if applicable, within thirty (30) days following the conclusion of the Post-Termination Transition Period.
17.5.In addition to the Company’s termination rights in Section 17.2:
17.5.1.the Company may, in its sole discretion, terminate this Agreement by delivering a notice of termination to Service Provider at any time, in which case this Agreement shall terminate on the date set forth in such notice. In the event of any such termination for convenience, Company shall pay to Service Provider any earned but unpaid Management Fee and Manufacturing Performance Bonus for Services performed prior to the date of termination, pro-rated to the date of termination, plus the Break Up Fee; and
17.5.2.the Company may terminate that portion of the Services that are provided by the Service Provider in relation to:
17.5.2.1.a Key Person where such Key Person is replaced by someone other than a Qualified Key Person in accordance with Section 5.3, and
17.5.2.2.the commercial services or the human resources services where the Service Provider fails to meet the thirty-three percent (33%) Key Performance Indicators target for any three (3) consecutive Quarters, or any five (5) Quarters in the Initial Term or the Renewal Term, beginning with the Calendar Year 2025 as the first Calendar Year where the Service
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Provider will be measured against the Key Performance Indicators, and in such event the Management Fee shall be reduced a proportion amount for such removed Services.
17.6.Upon expiration of the Term or earlier termination of this Agreement, Service Provider shall remove its personnel and property from the Facility. Service Provider shall leave the Facility in substantially as good a condition as at the Effective Date, normal wear and tear excepted. All special tools, improvements, inventory of supplies, spare parts, safety equipment or O&M Manuals (in each case as provided to, obtained by, or provided by Service Provider during the Term of this Agreement) and any other items furnished as an Operating Cost (excluding such items purchased as replacement of Service Provider property) under this Agreement will be left at the Facility and will become or remain the property of Company without additional charge. Upon Company’s request, all Permits held in Service Provider’s name, if any, in connection with the operation and maintenance of the Facility shall be transferred to Company or, if directed by Company, to any successor operator.
18.CONFIDENTIALITY
18.1.This Parties agree to comply with the terms and conditions of that certain Mutual Nondisclosure Agreement dated as of May 2, 2023 (the “Mutual NDA”), between Affiliates of the Parties, which is incorporated herein by reference mutatis mutandis as if set forth herein, for a period of two (2) years after the termination of this Agreement (notwithstanding any earlier expiration or termination of the Mutual NDA). Without limiting the foregoing, the Service Provider shall not, without prior written consent of the Company, divulge or permit its officers, directors, employees, agents or contractors to divulge any confidential information of the Company to (a) any Person (or any agent thereof) providing or proposing to provide debt, lease, bond or other financing for or secured by the Facility, including credit enhancement and security arrangements and any refinancing, or any Person (or any agent thereof) providing or proposing to provide debt, equity or other financing for any Affiliates of the Company, or (b) any of the Company’s existing or future contractors, suppliers or vendors (or any agent thereof). Notwithstanding any other provision in this Agreement, nothing herein shall be construed to limit, restrict, or otherwise impede the exchange of information between the Service Provider and the Administrative Agent.
19.INDEMNIFICATION; RISK OF LOSS
19.1.To the fullest extent permitted by Applicable Law, Service Provider shall defend, indemnify and hold harmless each of the Company Indemnified Parties from and against all losses, claims, liens, damages, liabilities, costs, expenses, fees, fines, penalties, actions, suits, judgments, awards or proceedings and reasonable expenses (including reasonable legal fees) (collectively, “Losses”) to which such Company Indemnified Parties may become subject, to the extent such Losses arise out of or result from:
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19.1.1.a third-party claim for personal injury or property damage caused by the negligence or willful misconduct of any Service Provider Indemnified Party;
19.1.2.bodily injury to or death of any individual who is a Service Provider Indemnified Party at or in connection with the Facility or in connection with the performance of the Services, including but not limited to injury or death arising out of, caused by, or resulting from the negligence, gross negligence, willful misconduct, or recklessness of any of the Company Indemnified Parties;
19.1.3.loss of, damage to or destruction of the Facility caused by the gross negligence or willful misconduct of any Service Provider Indemnified Party;
19.1.4.except for any liability described in Section 19.1(b), any liability with respect to the employees of any Service Provider Indemnified Party arising out of or attributable to acts or omissions of any Service Provider Indemnified Party, including (but not limited to) any liability arising out of or attributable to Applicable Laws governing the employment or workplace of such individuals, including any employment- or workplace-related claims by such employees and Subcontractors against any Company Indemnified Party;
19.1.5.any failure by any Service Provider Indemnified Party to comply with any Applicable Law;
19.1.6.any release of hazardous waste due to the negligence, gross negligence, or willful misconduct of any Service Provider Indemnified Party; and
19.1.7.subject to the Company’s compliance with its payment and funding obligations hereunder, any liens or encumbrances which attach to the Facility due to the actions of any Service Provider Indemnified Party.
Notwithstanding anything in this Section 19.1 to the contrary, the Service Provider shall not have any obligation to indemnify any Company Indemnified Party for Losses to the extent such Losses are caused by (i) any supplier or other contractor of Company, unless such supplier or other contractor of Company is a Service Provider Indemnified Party, or (ii) the gross negligence or willful misconduct of any Company Indemnified Party, except in the case of the Section 19.1(b) (to the fullest extent permitted by Applicable Law).
19.2.To the fullest extent permitted by Applicable Law, Company shall defend, indemnify and hold harmless each of the Service Provider Indemnified Parties from and against all Losses to which such Service Provider Indemnified Parties may become subject, to the extent such Losses arise out of or result from:
19.2.1.a third-party claim for personal injury or property damage caused by the negligence or willful misconduct of any Company Indemnified Party; provided, however, that Company will not be responsible under this Section 19.2(a) to the extent any such Losses arise out of, in any way relate to, or result from the actions of any Company Indemnified Party that is acting in accordance with the Service Provider’s direction (so long as such Company Indemnified Party carries out such action in accordance with applicable Law, Prudent Operating Practices and the Standard of Performance);
19.2.2.bodily injury to or death of any individual who is a Company Indemnified Party at or in connection with the Facility or in connection with the performance of the Services, including but not limited to injury or death arising out of, caused by, or resulting from the negligence, gross negligence, willful misconduct, or recklessness of any of the Service Provider Indemnified Parties;
19.2.3.except for any liability described in Section 19.2(b), any liability with respect to employees of Company Indemnified Parties arising out of or attributable to acts or omissions of Company or its Affiliates, including (but not limited to) any liability arising out of or attributable to Applicable Laws governing the employment or workplace of such individuals, including any claims by such employees for salaries and/or benefits;
19.2.4.any failure by any Company Indemnified Party to comply with any Applicable Law; or
19.2.5.a third-party claim for personal injury or property damage caused by a design or construction defect or design error in the Facility or any component incorporated therein.
Notwithstanding anything in this Section 19.2 to the contrary, Company shall not have any obligation to indemnify any Service Provider Indemnified Party for Losses to the extent such Losses are caused by the gross negligence or willful misconduct of any Service Provider Indemnified Party, except in the case of Section 19.2(b) (to the fullest extent permitted by Applicable Law).
19.3.If any action, suit or proceeding is brought against a Person that would be indemnifiable pursuant to this Section 19 based on the allegations in such action, suit, or proceeding (the “Indemnified Person”), the indemnifying Party will, if required by the Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Indemnified Person. Each Indemnified Person shall, unless the Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (including staff counsel) to investigate and control the defense of any matter covered by such indemnity, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person.
19.4.in the event any loss to which the indemnity and other obligations of Service Provider under Section 19.1 and Company under Section 19.2 apply is caused by the joint or concurrent negligence of the Company or any party indemnified thereunder, the loss shall be borne by each Party in proportion to its negligence, it being agreed that the Parties’ respective liability or responsibility for such losses and liabilities shall be determined in accordance with the principles of comparative negligence, and, unless otherwise expressly indicated, the limitations of liability under this Section 19 shall apply, whether arising out of contract, equity, tort or otherwise.
19.5.Except for each Party’s obligations to indemnify, defend, and hold harmless the Company Indemnified Parties or Service Provider Indemnified Parties (as applicable) pursuant to Section 19.1(b) and (d) and Section 19.2(b) and (c) (as applicable) and from and against any third-party claims pursuant to Sections 19.1(a), (c), (e), (f), and (g) and 19.2(a), (d), and (e) (as applicable), which shall not be limited by this Section 19.5, no claim for Losses, regardless of form, arising out of this Agreement may be brought by the Company more than eighteen (18) months after the termination of this Agreement.
19.6.Risk of Loss of Product.
19.6.1.Title in the Product at the Facility shall, as between the Parties, remain with the Company at all times.
19.6.2.The Company shall, save to the extent caused by the Service Provider’s gross negligence, willful misconduct or fraud, bear the risk of loss and damage to any feedstocks and Product at the Facility. The Service Provider shall not be liable to the Company or any of the Company’s customers as an insurer of, or with respect to any loss and damage related to, the feedstocks and Product at the Facility (including any chemical deterioration caused by stagnant storage or normal evaporation), except to the extent caused by the Service Provider’s gross negligence, willful misconduct or fraud.
20.WAIVER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY
20.1.In no event, whether as a result of breach of contract, tort liability (including negligence), strict liability, or otherwise shall Service Provider be liable to Company or any of the other Company Indemnified Parties for any special, indirect, punitive, exemplary or consequential damages of any nature whatsoever, or for loss of profits or revenue, loss of Product, loss of use of equipment or cost of substitute equipment, cost of capital or of facilities, down time costs, loss of opportunity, loss of data, loss of goodwill and/or claims of customers of Company for any such matters, and Company hereby waives and releases, and will cause the other Company Indemnified Parties to waive and release, Service Provider therefrom; provided, however, this Section 20.1 shall not apply with respect to Service Provider’s obligation to indemnify, defend or hold harmless the Company Indemnified Parties pursuant to Sections 19.1(b) or (d) or from and against any third-party claims pursuant to Section 19.1(a), (c), (e), (f), or (g).
20.2.In no event, whether as a result of breach of contract, tort liability (including negligence), strict liability or otherwise, shall Company be liable to Service Provider or any other

Service Provider Indemnified Parties for special, indirect, punitive, exemplary or consequential damages of any nature whatsoever, or for loss of profits or revenue, loss of use of equipment or cost of substitute equipment, cost of capital or of facilities, down time costs, loss of opportunity, loss of data, loss of goodwill and/or claims of customers of Service Provider for any such matters, and Service Provider hereby releases, and will cause the other Service Provider Indemnified Parties to release, Company therefrom; provided, however, this Section 20.2 shall not apply with respect to Company’s obligation to indemnify, defend or hold harmless the Service Provider Indemnified Parties pursuant to Sections 19.2(b) or (c) or from and against any third-party claims pursuant to Sections 19.2(a), (d), or (e). The foregoing shall not limit the Company’s obligation to pay (x) any Fee that is due and payable or (y) the Break Up Fee pursuant to Section 2.2 and Schedule 2 (The Fee).
20.3.To the fullest extent permitted by Applicable Law, except for Losses arising from Service Provider’s fraud, gross negligence or willful misconduct, the total liability of the Service Provider to the Company under or in connection with this Agreement (whether in contract, tort or any other legal theory) shall not exceed an amount equal to the greater of (a) $3,500,000 and (b) the cumulative amount of Fees actually paid under this Agreement (not to exceed $10,500,000). Amounts incurred by the Service Provider to perform its obligations hereunder that are covered by proceeds received from insurance coverage obtained pursuant to this Agreement, will not be counted against the limits set forth in this Section 20.3.
21.FORCE MAJEURE
21.1.Except in respect of the payment of amounts due and payable under this Agreement, a Party (the “Affected Party”) shall be excused (only during the pendency of such Force Majeure Event) from performing its respective obligations under this Agreement and shall not be liable for damages or otherwise, if, and only to the extent that, it is unable to so perform, or is prevented from so performing, by a Force Majeure Event.
21.2.The Affected Party, relying on the occurrence of a Force Majeure Event for failing to perform its obligations under this Agreement, shall:
21.2.1.provide prompt notice (no later than forty-eight (48) hours after becoming aware or after it would reasonably be expected to have become aware of the occurrence of the Force Majeure Event) to the other Party of the Force Majeure Event, give a description of the Force Majeure Event. Within seven (7) days thereafter, such Affected Party shall also give an estimation of the expected duration thereof and the probable impact on the performance of its obligations hereunder;
21.2.2.exercise all commercially reasonable efforts to continue to perform its obligation hereunder;

21.2.3.expeditiously take action to correct or cure the Force Majeure Event excusing performance insofar as it is within such Party’s control to do so; and
21.2.4.exercise all commercially reasonable efforts to mitigate or limit damages to the other.
22.INSURANCE
22.1.The Service Provider shall, at its own cost, provide or obtain and maintain in force throughout the term of this Agreement:
22.1.1.all forms and types of insurance required by Applicable Law with respect to Service Provider employees, including workers and employers’ liability insurance, in amounts equal to the greater of one million dollars ($1,000,000) or the amount required by Applicable Law;
22.1.2.Commercial automobile insurance;
22.1.3.Professional indemnity insurance for a limit of no less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) general aggregate (provided such cover is available on commercially reasonable rates and terms); and
22.1.4.Excess (Umbrella) liability insurance.
22.2.The Service Provider’s insurance policies will include waivers of subrogation rights and all policies except the workers and employer’s liability insurance and the professional indemnity insurance policy shall name the Company as an additional insured.
22.3.The Service Provider shall, on written request, submit to the Company evidence reasonably satisfactory to the Company evidencing that the insurances described in Section 22.1 have been effected.
22.4.The Company shall obtain, maintain, or cause to be maintained in full force and effect at all times under this Agreement (i) all forms and types of insurance required by Applicable Law with respect to the Company, (ii) all forms and types of insurance required by the Credit Agreement and (iii) any other insurances as are usual and customary for owner-operators of renewable fuel facilities such as the Facility.
22.5.The Company’s insurance policies will include waivers of subrogation rights and all policies except the workers and employer’s liability insurance, the professional indemnity insurance policy and the commercial property insurance shall name the Service Provider as an additional insured.
22.6.Claims: Proofs of Loss.

1.1.1.The Party maintaining each insurance policy hereunder shall make all proofs of loss under each such policy and shall take all other action reasonably required to ensure collection from insurers for any loss under any such policy.
1.1.2.Each Party shall promptly furnish the other Party with information relating to the operation and maintenance of the Facility sufficient to enable such other Party to comply with its disclosure obligations and make proofs of loss and other actions necessary to collect insurance proceeds under the insurance policies that it has procured.
1.1.3.Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Section 22.1 or Section 22.4, as applicable, accompanied by reasonable details of the incident giving rise to such claim.

23.INTELLECTUAL PROPERTY
23.1.Work Product prepared by Service Provider or its Affiliates or Subcontractors shall be “works made for hire.” As between the Company and the Service Provider, all rights, title and interest to the Work Product, including any and all copyrights in the Work Product, shall be owned by the Company.
23.2.If, for any reason, any part of or all of the Work Product is not considered a work made for hire for the Company or if ownership of all right, title and interest in the Work Product shall not otherwise vest in the Company, then Service Provider agrees that such ownership and copyrights in the Work Product, whether or not such Work Product is fully or partially complete, shall be automatically assigned from Service Provider to the Company without further consideration, and the Company shall thereafter own all right, title and interest in the Work Product, including all copyright interests, subject to the exclusions provided for in this Agreement for Service Provider’s Intellectual Property and Subcontractor Intellectual Property (as both terms are hereinafter defined).
23.3.With respect to the Work Product, the Company hereby grants Service Provider an irrevocable, perpetual, non-sublicensable, and royalty-free license to use, modify, and copy such Work Product except for any of the following which may be in such Work Product: (i) any proprietary intellectual property rights owned by the Company or any Affiliate of the Company; or (ii) any proprietary intellectual property rights in which the Company or an Affiliate of the Company has a license. As a condition of using on another project any Work Product that the Service Provider has a license under this Section 23.3, the Service Provider shall remove from the Work Product any reference to the Company and the Facility. The foregoing license and rights to use any Work Product granted to the Service Provider shall be subject to any limitations imposed on the Service Provider by third parties which have any ownership interest in such Work Product or any proprietary intellectual property embedded therein.

1.1.As between the Company and the Service Provider, the Service Provider shall retain ownership of all proprietary intellectual property rights owned by Service Provider either before the Effective Date or those developed by it outside this Agreement (hereinafter referred to as “Service Provider’s Intellectual Property”), regardless of whether such Service Provider’s Intellectual Property is included in the Work Product, and nothing in this Section 23 (Intellectual Property) shall result in a transfer of ownership of any of the Service Provider’s Intellectual Property or the proprietary intellectual property owned by Service Provider’s Subcontractors either before the Effective Date or those developed by Service Provider’s Subcontractors for any project other than the Facility (“Subcontractor Intellectual Property”). With respect to such Service Provider’s Intellectual Property and Subcontractor Intellectual Property relating to the Facility, the Service Provider hereby grants the Company an irrevocable, perpetual, assignable non-exclusive, sublicensable, and royalty-free license to use such Service Provider’s Intellectual Property and Subcontractor Intellectual Property solely to the extent necessary to operate and exploit such intellectual property at the Facility and for no other purpose.
23.4.All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by the Company shall, as between the Company and the Service Provider, at all times remain the property of Company, and the Service Provider shall not make use of any such documents or other media for any other project or for any other purpose other than as set forth herein.
23.5.Nothing in this Agreement will preclude the Service Provider from marketing, developing or using for itself or others, services or products that are the same as or similar to those provided to Company by Service Provider pursuant to this Agreement, provided however that Service Provider shall, at all times, comply with and abide by its obligations under this Agreement including Section 18 (Confidentiality). Furthermore, the Service Provider will continue to be free to use its general knowledge, skills and experience and any and all proprietary intellectual property rights in the ordinary course of its business activities.
24.NOTICES
24.1.Any notice or other document to be given or served under or in connection with this Agreement shall be given by sending the same by:
24.1.1.personal delivery;
24.1.2.pre-paid first-class post, or other next working day delivery service;
24.1.3.courier (including FedEx Overnight, UPS Overnight, DHL Overnight or similar services); or
24.1.4.email,

to the address of the relevant party set out in Section 24.2 or as otherwise provided in accordance with Section 24.2.
24.2.The Persons, addresses and email addresses for notices sent to the Parties shall be as follows or as shall be notified by the relevant party to the other parties from time to time, with notice of any such change being effective ten (10) Business Days after it is served:
24.2.1.the Service Provider:
Name: Derek Becht
Address: P.O. Box 275, Liberty Corner NJ USA 07938
Email: djb@entarapartners.com
Attention: Derek Becht

with a copy to:

Bracewell LLP
31 W. 52nd Street, Suite 1900
New York, NY 10019-6118
Email: Parker.lee@bracewell.com
Attention: Parker Lee
24.2.2.the Company:
Name: c/o Global Clean Energy Holdings, Inc.
Address: 6451 Rosedale Hwy
Email: antonio.damico@gceholdings.com
Attention: General Counsel

with a copy to:

King & Spalding LLP
1100 Louisiana Street
Suite 4100
Houston, TX 77002-5213
Email: htrisdale@kslaw.com
Attention: Heath Trisdale
24.3.A notice:
24.3.1.delivered personally shall be deemed to have been delivered immediately upon delivery;
24.3.2.sent by pre-paid first-class post, or other next working day delivery service shall be deemed to have been served on the Business Day following that on which it is posted (provided it is posted prior to 5.00 p.m. on or is collected on a Business Day otherwise it shall be treated as having been posted on the following Business Day) and, in proving such service, it shall be sufficient to prove that the notice was properly addressed, stamped and posted (by first class post, if available);
24.3.3.sent by courier shall be deemed to have been served on the third Business Day following that on which it is collected (provided it is collected on a Business Day otherwise it shall be treated as having been sent by courier on the following Business Day) and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and collected by the courier; and
24.3.4.by email shall, if sent to the relevant email address provided before 5.00 p.m. on a Business Day, be deemed to have been served by 5.00 p.m. on such Business Day or, if sent after 5.00 p.m. on a Business Day or on a day which is not a Business Day, be deemed to have been served by 9.30 a.m. on the following Business Day.
25.ASSIGNMENT
25.1.This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
25.2.Subject to Sections 25.2, 25.3 and 25.4, neither Party shall assign the whole or any part of this Agreement or any benefit or interest in or under this Agreement. The respective rights, obligations and duties of each Party hereunder shall not be assignable without the prior written consent of the non-assigning Party and any such assignment without such consent shall be void.
25.3.The Company agrees that the Service Provider may assign the whole of its rights and interest in this Agreement to any Subsidiary of the Service Provider on prior written notice to the Company.
25.4.Upon prior written notice to the Service Provider, the Company may at any time assign, transfer and/or novate this Agreement, and any rights, title and interest in this Agreement, in whole or part, to any of the Company Indemnified Parties (including any of their respective successors in interest), the Company’s potential or actual business partners, investors or lenders, any purchaser of an interest in all or part of the Facility or the operator of the Facility, on notice to the Service Provider. If such notice of assignment, transfer or novation is issued by the Company under this Section 25.3, each Party shall execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to such assignment, transfer or novation; provided that any such assignee shall expressly assume the obligations of the Company under this Agreement prior to any such assignment becoming effective.
25.5.In addition to the rights of the Company set forth in Section 25.3, upon prior written notice to the Service Provider, the Company may assign all or any of its rights, interests and benefits under this Agreement in connection with an assignment, mortgage or pledge to any Person or Persons providing debt financing to the Company or its Affiliates in connection with the ownership or operation of the Facility.
26.VARIATION
No modification of this Agreement shall be enforceable except by an amendment in writing duly executed by or on behalf of the Service Provider and the Company.
27.REPRESENTATIONS AND WARRANTIES
27.1.As of the Effective Date, the Service Provider represents, warrants and covenants to the Company as follows:
27.1.1.the Service Provider is a corporation in good standing under the laws of its place of incorporation, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and will not violate or conflict with any provisions of any Applicable Law, its bylaws or charter, or any indenture, or any other agreement or instrument to which it is a party or by which it or its property may be bound or affected;
27.1.2.this Agreement, when executed, constitutes legal, valid, binding and enforceable obligations of the Service Provider;
27.1.3.the Service Provider is not in violation of any Applicable Law or judgment entered by any Governmental Authority, which violations, individually or in the aggregate, would have a material adverse effect on the Service Provider’s ability to perform its obligations or responsibilities under this Agreement; and
27.1.4.the Service Provider is not a party to any legal, administrative, arbitral, or other proceeding or controversy pending, or, to the best of its knowledge, threatened, that would adversely affect, in any material respect, its ability to perform its obligations or responsibilities under this Agreement.
27.2.As of the Effective Date, the Company represents, warrants and covenants as to itself, to the Service Provider as follows:
27.2.1.the Company is a corporation in good standing under the laws of its place of incorporation, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and will not violate or conflict with any provisions of any Applicable Law, its bylaws or charter or any indenture, or any other agreement or instrument to which it is a party or by which it or its property may be bound or affected;
27.2.2.this Agreement, when executed, constitutes legal, valid, binding and enforceable obligations of the Company;

27.2.3.the Company is not in violation of any Applicable Law or judgment entered by any Governmental Authority, which violations, individually or in the aggregate, would have a material adverse effect on the Company’s ability to perform its obligations or responsibilities under this Agreement; and
27.2.4.the Company is not a party to any legal, administrative, arbitral, investigative or other proceeding or controversy pending, or, to the best of its knowledge, threatened, that would adversely affect, in any material respect, its ability to perform is obligations or responsibilities under this Agreement.
28.ENTIRE AGREEMENT
This Agreement contains the entire agreement between the Parties with respect to its subject matter and shall supersede and extinguish all prior offers of finance, proposals, representations, warranties, agreements and negotiations relating thereto, whether written, oral or implied, between the Parties or the respective advisers of any of them.
29.SEVERABILITY OF PROVISIONS
29.1.If any provision or part thereof in this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not impair the operation of or affect those remaining portions of such provision and this Agreement that are legal, valid and enforceable. Such provision or part thereof will be modified so as to be legal, valid and enforceable consistent as closely as possible with the intent of the original language of such provision or part thereof and shall be enforced to the extent possible consistent with Applicable Law. If the illegality, invalidity or unenforceability of such provision or part thereof cannot be modified consistent with the intent of the original language, such provision will be deleted and treated as if it were never a part of this Agreement and shall not affect the validity of the remaining portions of the provision or this Agreement.
30.NO WAIVER
30.1.No failure or delay by any Party to exercise any right or power under this Agreement shall operate as a waiver thereof nor shall any partial exercise preclude any other or further exercise thereof or the exercise of any other right or power.
30.2.No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by (or on behalf of) such Party.
30.3.No waiver of any particular breach of any provision of this Agreement shall (unless otherwise specified therein) operate as a waiver of any repetition of such breach.

31.NO PARTNERSHIP, UNINCORPORATED ASSOCIATION OR JOINT VENTURE
Nothing contained in this Agreement and no action taken by either of the Parties pursuant to this Agreement shall be deemed to constitute the Parties a partnership, unincorporated association or joint venture.
32.COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute the same document.
33.THIRD PARTY BENEFICIARIES
Except as expressly set forth in this Section 33, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the preceding, the Parties agree that Global Clean Energy Holdings, Inc. and its Affiliates shall be express third-party beneficiaries of Section 19 and Section 20 of this Agreement.
34.PUBLIC STATEMENTS
No Party shall issue (or cause to be issued), without the prior written consent of the other Party, any statement, including without limitation any press release, concerning the terms of and existence of this Agreement and the Services or the provision thereof. Notwithstanding the foregoing, the requirement of written consent shall not apply to the extent that either Party determines that it must disclose information reflected in this Agreement to comply with legal and regulatory obligations, including such obligations arising under the Securities Exchange Act of 1934, as amended, and other applicable securities laws.
35.GOVERNING LAW
35.1.Except as provided in Section 37.4, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.
36.JURISDICTION
36.1.Except as provided in Sections 37.5(h)-37.5(i), any Dispute for which a Party is required to bring a court proceeding shall be initiated only in the United States Federal District

Court for the Eastern District of California or, if such court lacks jurisdiction, in the courts of the State of California located in Bakersfield, California.
37.DISPUTE RESOLUTION
37.1.To the fullest extent permitted by Applicable Law, the Parties shall resolve any dispute, controversy, or claim, whether based on contract, tort, statute, or other legal or equitable theory, between the Parties arising out of or relating to (1) this Agreement (including the breach, termination, or validity thereof), and (2) whether any particular dispute, controversy, or claim is a Dispute (as defined below) under this Agreement (each, a “Dispute”) under the provisions of this Section 37 (Dispute Resolution) of this Agreement (the “Dispute Resolution Agreement”). The procedures set forth in this Section 37 (Dispute Resolution) shall be the sole and exclusive mechanism for resolving any Dispute that may arise from time to time. Each Party represents and warrants that it will only resolve Disputes pursuant to this Dispute Resolution Agreement. For the avoidance of doubt, the Parties shall continue to perform their respective obligations under this Agreement during the pendency of any Dispute.
37.2.EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE.
37.3.The existence of any Dispute and any documents, evidence, or other materials disclosed by any Party to this Agreement to any other Party, to the mediator (as defined below), or to the Arbitrators (as defined below) as a part of any Dispute, the Award (as defined below), and any other information relating to the resolution of any Dispute under this Agreement shall be kept confidential, and there shall be no disclosure of any such confidential information except to a Party’s legal or financial advisors (subject to an obligation of confidentiality) or as necessary to enforce this Agreement or any decision of the Arbitrators pursuant to this Agreement.
37.4.This Dispute Resolution Agreement, including the breach, interpretation, validity, or enforceability thereof, the jurisdiction of the Arbitrators (as defined below), any arbitration under this Dispute Resolution Agreement, the application of res judicata or collateral estoppel, issues relating to arbitration law or procedures, the conduct of any court proceedings concerning arbitration, and the enforcement of any Award (as defined below) or any other decision of the Arbitrators pursuant to this Agreement, shall be governed by the United States Arbitration Act, 9 U.S.C. §§1 et seq. (“FAA”), to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. If it is determined that the FAA does not apply to any of the foregoing, then the laws of the State of California shall apply without regard to its choice of law principles. In resolving a Dispute (including regarding applicability of statutes of limitation), the Arbitrators shall apply, without regard to its choice of law principles, the substantive laws of the State of California.

37.5.Dispute Resolution Procedures:
37.5.1.Any Party (“Noticing Party”) shall commence the resolution of a Dispute by providing a written notice of Dispute (the “Dispute Notice”) to the other Party. The Dispute Notice shall set forth in reasonable detail the general nature of the Dispute and the relief or remedy sought.
37.5.2.Within fifteen (15) days of the date the Noticing Party provides the Dispute Notice to the other Party, the Parties shall work together in good faith to resolve the Dispute through discussions among the Senior Director of the Company and the Senior Director of the Service Provider (the “Senior Officers”). If such Dispute has not been resolved by such Senior Officers within thirty (30) days after receipt of the written notice (the “Escalation to Mediation Date”), then either Party or both Parties shall submit such Dispute to mediation as provided in this Section 37.5.
37.5.3.The Parties shall cooperate with one another in selecting a neutral mediator and in scheduling the mediation. If the Parties have not agreed on a mediator and mediation procedures within ten (10) days of the Escalation to Mediation Date, the American Arbitration Association (“AAA”) will administer the mediation, mediation shall be initiated in accordance with Rule M-2 of the AAA Commercial Arbitration Rules and Mediation Procedures Amended and Effective as of September 1, 2022 (the “AAA Rules”), and a mediator shall be selected in accordance with Rule M-4 of the AAA Rules. The Parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the Parties. The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration, or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Parties cannot resolve the Dispute for any reason, including the failure of any Party to enter into mediation or agree to any settlement proposed by the mediator within sixty (60) days after the Escalation to Mediation Date, the Dispute shall be submitted to binding arbitration in accordance with the provisions of Sections 37.5(d)-37.5(h).
37.5.4.Any arbitration conducted under this Agreement shall be confidential and shall be conducted in accordance with the AAA Rules and heard by three (3) arbitrators (the “Arbitrators”), each qualified by education, training, and experience to resolve the Dispute. The locale of any arbitration shall be New York, New York. The arbitration shall be conducted in English. The Arbitrators shall fix a reasonable time and place for any hearings and shall determine the Dispute pursuant to the provisions of this Agreement in a timely manner, with the expectation that, absent special circumstances, a final hearing will be held within nine (9) months after the selection of the Arbitrators. The Arbitrators shall render their decision (the “Award”) in writing within sixty (60) Business Days of the conclusion of the final hearing to determine the Dispute and shall state the reasoning on which the Award rests unless the Parties agree otherwise.
37.5.5.A Party shall initiate arbitration proceedings by filing a Demand for Arbitration with the AAA. The responding Party shall file an answering statement within fourteen (14) days after notice of the filing of the Demand for Arbitration is sent by the AAA. Within fifteen (15) days after the date of filing of the responding Party’s answering statement, each Party shall appoint one (1) arbitrator, and these two (2) arbitrators shall appoint a third (3rd) arbitrator who shall serve as chairperson of the tribunal. Each arbitrator shall have at least ten (10) years’ relevant industry experience and shall not have been previously employed by either Party or any of their respective Affiliates. If the two (2) Party-appointed arbitrators fail to agree on the third (3rd) arbitrator within fifteen (15) days after the appointment of the later of the two (2) Party-appointed arbitrators, then the third (3rd) arbitrator shall be appointed by the AAA. All arbitrators, no matter how selected, shall be and remain at all times wholly independent, unbiased, and impartial and shall provide the Parties with a statement that they shall decide the case impartially.
37.5.6.The Parties agree that the Arbitrators shall have the broadest powers allowable under Applicable Law, including that the Arbitrators, and not any federal, state, or local court or agency, shall have the exclusive power to rule on the Arbitrators’ own jurisdiction, including any objections with respect to the existence, scope, or validity of this Agreement or the Dispute Resolution Agreement or whether any particular claim or controversy is a Dispute subject to arbitration under Section 37 (Dispute Resolution) of this Agreement. The Arbitrators shall have the authority to grant injunctive relief, including preliminary injunctive relief, with respect to any Dispute, as the Arbitrators determine is appropriate.
37.5.7.The Arbitrators shall award to the prevailing Party, if any, as determined by the Arbitrators, all of such Party’s costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the Arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.
37.5.8.An Award of the Arbitrators shall be final and binding on the Parties, and the Parties will undertake to carry out the Award without delay. An Award may not be appealed except to the limited extent permitted by the FAA. Judgment upon an Award rendered by the Arbitrators may be entered by any court having jurisdiction. All Parties will act in good faith to avoid submitting an Award to a court and will endeavor in good faith to abide by any Award without the intervention of a court. Prior to submitting an Award to a court (either for enforcement or for appeal), the submitting Party or Parties shall seek a protective order of the court requiring that such Award filed under seal or otherwise kept confidential to the fullest extent permitted by Applicable Law to protect the confidentiality of the Parties pursuant to this Agreement. Any claim or controversy regarding the interpretation of an Award or the applicability of an Award to any of the Parties shall be considered a Dispute subject to resolution pursuant to this Agreement.
37.5.9.Nothing in this Agreement shall preclude either Party from seeking provisional remedies, such as a preliminary or temporary injunction or temporary restraining order, from a court of competent jurisdiction in aid of arbitration.
38.NON-SOLICITATION
38.1.During the Term of this Agreement, and for a period of two (2) years after the expiration or earlier termination of this Agreement, the Company shall not, directly or indirectly (including through an Affiliate, portfolio company, agent or representative) solicit to hire, recruit, interfere with, employ or retain any of the Service Provider’s personnel in any capacity whatsoever, or solicit, aid or induce any such personnel to leave such employment or to accept employment with or render services to or with any other Person, or take any action to assist or aid any other Person in identifying, hiring or soliciting any such employee, in each case without the express written consent of the Service Provider; provided, however, the foregoing provision will not prevent the Company from directly or indirectly publishing any general solicitation of employment through an advertisement or other medium (including through the use of third party recruiting firms) not targeted at such employees so long as such Person is not hired or employed.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.
Company:
BAKERSFIELD RENEWABLE FUELS, LLC

By:    /s/ Noah Verleun
Name:    Noah Verleun
Title:    President

Service Provider:
ENTARA LLC

By:    /s/ Derek Becht
Name:    Derek Becht
Title:    Chief Operating Officer
[Signature Page to Management Services Agreement]